UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2021

UGI Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 North Gulph Road, King of Prussia, PA 19406

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 337-7000

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, without par value	UGI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On May 7, 2021, UGI Utilities, Inc. (“UGI Utilities”), a wholly owned subsidiary of UGI Corporation (the “Company”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain persons (the “Note Purchasers”) relating to the private placement of $100 million aggregate principal amount of 1.59% Senior Notes, Series A, with a maturity date of June 15, 2026 (the “Series A Notes”) and $75 million aggregate principal amount of 1.64% Senior Notes, Series B, with a maturity date of September 15, 2026 (the “Series B Notes,” and together with the Series A Notes, the “Notes”). The private placement of the Notes is exempt from registration under the Securities Act of 1933, as amended. Funding of the Series A Notes is expected on or before June 15, 2021, and funding of the Series B Notes is expected on or before September 15, 2021. Interest payments on the Series A Notes will be payable semiannually on December 15th and June 15th of each year. Interest payments on the Series B Notes will be payable semiannually on March 15th and September 15th of each year. The Notes will be unsecured and unsubordinated obligations of UGI Utilities, ranking pari passu in all respects with UGI Utilities’ existing and future unsecured and unsubordinated indebtedness. If any subsidiary guarantees or otherwise becomes liable for UGI Utilities’ obligations under a primary credit facility, the subsidiary will provide a guaranty of payment of the Notes and compliance with the Note Purchase Agreement. Proceeds from the Notes will be used primarily to refinance indebtedness and for general corporate purposes. The pricing of the Notes occurred on April 13, 2021.

The Note Purchase Agreement includes the usual and customary covenants for note purchase agreements of this type, including, among others, covenants relating to the maintenance of existence, payment of taxes when due, compliance with laws, maintenance of properties in good repair, compliance with the Office of Foreign Assets Control of the United States Department of the Treasury, maintenance of insurance, maintenance of books and records, pari passu ranking, merger and consolidation, line of business, antiterrorism sanctions, and change in control. The Note Purchase Agreement also contains restrictive and financial covenants, specifying, among other things, that the sale of assets is limited to 15% of consolidated total assets as of the end of any period of twelve consecutive months subject to safe harbors for debt prepayment or property reinvestments and specified exclusions, that indebtedness (excluding certain indebtedness of subsidiaries) plus basket liens will not at any time exceed 10% of consolidated total assets, and that the ratio of total debt to total capitalization will not at any time exceed 0.65 to 1.00.

The Note Purchase Agreement also contains customary events of default, including, without limitation, failure to pay principal and make whole amount when due at maturity or otherwise, failure to pay interest within five business days of the due date, failure to satisfy any financial covenant, failure to comply with the non-financial covenants within a 30-day grace period, default beyond the applicable grace period for payments on other borrowings and cross acceleration for acceleration of other borrowings as a result of non-monetary defaults provided that either of such defaults relates to indebtedness in an aggregate principal amount of more than 2% of consolidated total assets, certain events of bankruptcy or insolvency of UGI Utilities and its principal subsidiaries, judgment defaults provided such judgment relates to the payment of money aggregating in excess of 2% of consolidated total assets, and material ERISA defaults.

The Notes are callable by UGI Utilities at any time, in whole or in part, at the make-whole price, which is the greater of (i) par plus accrued interest or (ii) the present value of the remaining principal and interest payments due on the Notes discounted by the yield on the U.S. Treasury obligation having a final maturity corresponding to the remaining average life of the Notes plus 50 basis points. Holders of the Notes have a right to require prepayment of the principal amount of the Notes, together with interest accrued thereon, if UGI Utilities ceases to be directly or indirectly majority owned, beneficially and of record, by the Company, including, without limitation, if the Company ceases to own (beneficially and of record), directly or indirectly, voting stock of UGI Utilities (or other securities convertible into such voting stock) representing 51% or more of the combined voting power of all voting stock of UGI Utilities and 51% or more of the economic interests in UGI Utilities.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Credit Agreement

On May 4, 2021 (the “Restatement Effective Date”), the Company amended and restated that certain Credit Agreement, dated as of August 1, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank, N.A., Credit Suisse AG, Cayman Islands Branch, PNC Bank, National Association and Wells Fargo Bank, National Association, as co-documentation agents, and the other financial institutions from time to time party thereto (as amended and restated, the “Credit Agreement”), comprising of a $250 million term loan facility maturing on August 1, 2024, a $300 million term loan facility maturing on the four year anniversary of the Restatement Effective Date (the “Term A-2 Loans”), and a $300 million revolving credit facility (including a $10 million sublimit for letters of credit) maturing on August 1, 2024 (the “Senior Credit Facility”). The amendment, among other things, (i) creates a new four-year, $300 million delayed draw term loan facility under the Senior Credit

Facility (the “Term A-3 Loans”) in the form of delayed draw commitments subject to be drawn pursuant to certain conditions set forth therein, (ii) extends the Term A-2 Loans’ maturity date to match the Term A-3 Loans’ maturity date, and (iii) amends the financial covenant governing the maximum net leverage ratio to permit a maximum of 4.50x, with a 0.25x step-up during an Acquisition Period (as defined in the Senior Credit Facility), including the applicable period following the Mountaineer Acquisition (as defined in the Credit Agreement).

The Company may use the proceeds of loans made under the Credit Agreement to finance a portion of the Mountaineer Acquisition and for working capital needs and general corporate purposes of the Company and its subsidiaries in the ordinary course of business.

Alternate Base Rate (as defined in the Credit Agreement) Loans will bear interest at a rate equal to the sum of (1) the greatest of (a) the federal funds open rate plus 0.50%, (b) the prime rate, or (c) the daily LIBOR rate plus 1.0%, and (2) the Applicable Rate (as defined in the Credit Agreement), each as in effect on the date of the borrowing. The Applicable Rate will be based on the leverage of the Company or credit ratings assigned to certain indebtedness of the Company. Eurodollar Loans (as defined in the Credit Agreement) will bear interest at a rate equal to the sum of (1) the London interbank offered rates times the Statutory Reserve Rate (as defined in the Credit Agreement), and (2) the Applicable Rate.

In connection with the letters of credit, the Company will pay (1) a quarterly participation fee equal to the Applicable Rate for Eurodollar Revolving Loans (as defined in the Credit Agreement) in effect on such date, and (2) a quarterly fronting fee equal to 0.175% of the amount of letter of credit exposure, plus administrative expenses.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws and material contractual obligations, payment of obligations including tax liabilities, preservation of existence, books and records and inspection rights, maintenance of properties and insurance, limitations on indebtedness and liens, restrictions on mergers and restrictions on sales of assets, and limitations on investments, restricted payments and transactions with affiliates.

The Credit Agreement provides for customary events of default, including, among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other indebtedness of a specified amount, the bankruptcy or insolvency of the Company or any of its subsidiaries, monetary judgment defaults of a specified amount, change of control, and ERISA defaults resulting in a material adverse effect. In the event of a default by the Company, the administrative agent may, and at the request of the requisite number of Lenders shall, declare all amounts owed under the Credit Agreement immediately due and payable and terminate the Lenders’ commitments to make loans under the Credit Agreement. For defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Note Purchase Agreement and the Credit Agreement is hereby incorporated into this Item 2.03 by reference. This description is qualified in its entirety by reference to the full text of the Note Purchase Agreement and Credit Agreement, which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Note Purchase Agreement, dated May 7, 2021, by and among UGI Utilities, Inc. and the purchasers listed as signatories thereto.

10.1	Amended and Restated Credit Agreement, dated as of May 4, 2021, by and among UGI Corporation and JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank, N.A., PNC Bank, National Association and Wells Fargo Bank, National Association, as co-documentation agents, and the other financial institutions from time to time party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

May 7, 2021	By:	/s/ Jessica A. Milner
Jessica A. Milner
Assistant Secretary